Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® LICENSES GENE METHYLATION TECHNOLOGY FOR
PROSTATE CANCER FROM VERIDEX, LLC

Promising New Tool Identifies Key Tissue Marker for Prostate Cancer

Burlington, NC, May 29, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), an industry leader in oncology testing, announced today that it has entered into a license agreement with Veridex, LLC to commercialize nucleic acid testing technology for detecting the presence of a key tissue marker in prostate cancer, methylated GST-Pi. LabCorp is the first full-service, national clinical laboratory in the U.S. to license this important new technology. Terms of the agreement were not disclosed.

Prostate cancer is the leading cause of cancer death in men in the U.S., with more than 230,000 cases diagnosed annually. Both genetic mutations and epigenetic abnormalities are known to contribute to the development and spread of prostate cancer. DNA hypermethylation, a type of chemical modification of DNA that can be inherited without changing the DNA sequence, is the most common epigenetic abnormality in prostate cancer, playing a significant role by silencing the expression of key genes such as GST-Pi.

When utilized in combination with conventional histopathology testing, an assay quantifying the level of methylated GST-Pi may provide a more sensitive and accurate detection of prostate cancer than histology alone. The assay LabCorp plans to offer is anticipated to be useful for biopsies with suspicious histopathology, and for patients who have elevated prostate specific antigen (PSA) values with biopsy findings that are repeatedly negative.

“We look forward to offering this exciting new technology to physicians and their patients,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director for LabCorp. “A quantitative PCR assay specific for methylated GST-Pi will be a valuable diagnostic tool to help clinicians resolve difficult-to-diagnose prostate cases and reduce the anxiety many patients experience when the status of their condition is uncertain.”

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.